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                                                                    Exhibit 6.14
                         Nicholas-Applegate Mutual Funds
                              600 West Broadway
                           San Diego, California 92101

                               _____________, 199_

Nicholas-Applegate Securities
600 West Broadway
San Diego, California 92101

Ladies and Gentlemen:

          This will confirm that the Distribution Agreement between us dated April 19, 1993, as previously amended, is hereby further amended to delete all series A, B, C and Qualified Portfolios therefrom. This will further confirm that all Institutional Portfolio series have been renamed to substitute the phrase "Fund" for the phrase "Institutional Portfolio", and that such series now have Class A, B, C, Q and I shares, all of which are covered by the Distribution Agreement.

          In addition, this will confirm that the Nicholas-Applegate Global Technology Fund has been added as a portfolio under the Agreement.

          In all other respect, the Distribution Agreement, as previously amended, will remain in full force and effect. Please sign this letter below to confirm your agreement with this amendment.

     Very truly yours,


     E. Blake Moore, Jr.
     Secretary

AGREED:

Nicholas-Applegate Securities
By:  Nicholas-Applegate Capital Management
     Holdings, L.P., its General Partner
By:  Nicholas-Applegate Capital Management
     Holdings, Inc., its General Partner


By:
     -----------------------
         E. Blake Moore, Jr.
         Secretary